EXHIBIT 11.1
    SYQUEST TECHNOLOGY, INC.
    COMPUTATION OF EARNINGS PER SHARE
    (In thousands, except per share data)

                                                       Three months ended        Nine months ended
                                                             June 30,                 June 30,
                                                       ---------------------   ---------------------
                                                          1997      1996          1997      1996
                                                      ---------   ---------    ---------   ---------

    Net (Loss) before cumulative effect of
    cumulative preferred stock dividends and
    extraordinary credit                              ($10,672)   ($41,317)   ($51,205)   ($126,223)

    Cumulative preferred stock dividends                  (394)         -       (1,658)         -

    Value assigned to warrants issued in
    conjunction with Preferred Stock Offerings          (24,050)        -      (34,179)         -
                                                      ---------   ---------    ---------   ---------
    Net (loss) applicable to Common Shareholders        (35,116)   (41,317)    (87,042)     (126,223)

    Common and common equivalent shares
    outstanding:                                         44,054      11,450      28,415      11,386


    Net (loss) common and common equivalent share        ($.80)     ($3.61)     ($3.06)     ($11.09)
                                                      =========   =========   =========   =========
